    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                TAB PRODUCTS CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            THADDEUS S. JAROSZEWICZ
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transactions:
        ------------------------------------------------------------------------

     (5)  Total fee paid:
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

     (3)  Filing Party:
        ------------------------------------------------------------------------

     (4)  Date Filed:
        ------------------------------------------------------------------------

                            THADDEUS S. JAROSZEWICZ
                         C/O HAMILTON SORTER CO., INC.
                             3158 PRODUCTION DRIVE
                             FAIRFIELD, OHIO 45014

                                                                 August 29, 2001

Dear Tab Stockholder:

     Hamilton Sorter Co., Inc. is one of the largest holders of Tab Products Co. shares, with approximately 6.5% of its common stock. I am the Chief Executive Officer of Hamilton Sorter.

     Seven months ago, in January 2001, one of Hamilton Sorter's affiliates made a written proposal to acquire Tab for cash, at a price which represented a substantial premium to the price at which Tab's shares were trading. OUR ACQUISITION PROPOSAL NOW STANDS AT $5 PER SHARE IN CASH -- A PREMIUM OF 111% OVER THE $2.375 CLOSING PRICE OF TAB COMMON STOCK ON JANUARY 25, 2001, THE LAST DAY BEFORE WE MADE OUR INITIAL ACQUISITION PROPOSAL. Despite this very substantial premium, Tab's Board of Directors and management have refused to even talk to us about our acquisition proposal.

     Your vote at the upcoming stockholders' meeting presents you with the unique opportunity to determine for yourself the future of your investment in Tab. It is an opportunity you may not have again. BY VOTING "FOR" MY FIVE NOMINEES ON THE ENCLOSED BLUE PROXY CARD, YOU CAN TAKE A MAJOR STEP TOWARDS REALIZING A PREMIUM CASH PURCHASE PRICE FOR YOUR SHARES OF TAB COMMON STOCK.

              A PREMIUM CASH PURCHASE PRICE VS. BUSINESS AS USUAL

     The issues in this proxy contest are clear and well-defined. We are offering you a premium cash purchase price for all of your Tab shares, and my nominees are committed to selling Tab -- either to our affiliate or to any other purchaser offering to provide you with greater value for your shares.

     Tab's Board of Directors, in sharp contrast, keeps pushing ahead with what it calls, at various times, its "turn around plan," "get well program" and "back to basics" program. By any name, the Board's plan, even if successful, is designed to do nothing more than produce ZERO PRE-TAX OPERATING RESULTS for the current fiscal year ending May 31, 2002. As we see it, the Board's plan has produced no positive results for stockholders, is very unlikely to do so, and is simply a prescription for the continuation of Tab's operations on a "business as usual" basis.

            OUR CASH MERGER PROPOSAL: REAL VALUE TO TAB STOCKHOLDERS

     Before you cast your vote, we ask you to consider the following sequence of events which took place over the course of this year:

    January 25:               Your Tab stock closes at $2.38.

    January 26:               We deliver a letter to Tab proposing a cash
                              merger at $4.00 per share.

    January 26 -- February 7: Tab's Board of Directors and management do not tell Tab stockholders about our premium cash merger proposal.

    February 8:               We publicly disclose our premium cash merger
                              proposal; Tab's stock, trading on heavy volume,
                              closes at $3.52 -- an increase of 48% over the
                              January 25 closing price and an increase of 30%
                              over the February 7 closing price.

    March 19:                 We increase our cash merger proposal by 25% to
                              $5.00 per share.

    March 20:                 We publicly disclose our increased offer; Tab's
                              stock, trading again on heavy volume, closes at
                              $4.00 -- an increase of 11% over the March 19
                              closing price.

    August 9:                 Your Tab stock closes at $4.00

    August 10:                We publicly disclose that LaSalle National
                              Bank, upon our payment of a commitment fee on
                              or before October 31, 2001 and subject to
                              certain standard conditions, has agreed to
                              provide us with a commitment letter for up to
                              $24 million of financing for our acquisition of
                              Tab.

    August 16:                Your Tab stock closes at $4.60.

     YOUR SHARES OF TAB STOCK HAVE ALMOST DOUBLED IN VALUE SINCE JANUARY -- FROM $2.38 ON JANUARY 25 TO $4.60 ON AUGUST 16 -- AND IT IS EVIDENT TO US THAT THIS IS A DIRECT RESULT OF OUR PREMIUM CASH MERGER PROPOSAL. IF NOT FOR OUR PROPOSAL, WHERE WOULD YOUR TAB STOCK BE PRICED TODAY?

            PROTECT YOUR INVESTMENT -- VOTE THE BLUE PROXY CARD NOW

     While my nominees, if elected, will pursue our merger proposal, my nominees and I fully recognize that we will have fiduciary duties to all Tab stockholders. Accordingly, we will appoint a Special Committee of the Tab Board of Directors, consisting of my two nominees who are not affiliated with Hamilton Sorter, with me or with any of our affiliates.

     The Special Committee will actively solicit third party acquisition proposals for Tab, and will be authorized to consider and negotiate our merger proposal and any third party acquisition proposals that may be made. We will not cause Tab to enter into any agreement to be acquired by any of our affiliates unless that acquisition provides the best available value for Tab's stockholders. I CAN ASSURE YOU THAT WHEN THE SALE PROCESS HAS BEEN COMPLETED, YOU WILL RECEIVE THE BEST PRICE AND TERMS AVAILABLE FOR YOUR TAB SHARES.

     If my nominees are not elected, we intend to withdraw our merger proposal and consider disposing some or all of our shares of Tab stock. In that case, we would not be at all surprised if the value of Tab shares retreats to the values of early this year, before we made our first acquisition proposal.

     Your vote is your chance to protect and enhance the value of your investment. I urge you to vote "FOR" my nominees and reject Tab's "business as usual" approach. Your vote is important, no matter how many or how few shares you own. Please sign and date the enclosed BLUE proxy card today and return it in the enclosed postage-paid envelope.

      I thank you for your trust and support.

                                          Sincerely,

                                          /s/ Thaddeus S. Jaroszewicz
                                          Thaddeus S. Jaroszewicz

 IMPORTANT
     If your Tab shares are held in the name of a brokerage firm, bank, nominee or other institution, only they can sign a BLUE proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a BLUE proxy card to be signed.
     If you have any questions or need any assistance in voting your Tab shares, please call the firm assisting Mr.
     Jaroszewicz in his solicitation of proxies.
     MORROW & CO., INC.
     445 PARK AVENUE
     NEW YORK, NEW YORK 10022
     BANKS AND BROKERS CALL COLLECT: (212) 754-8000
     ALL OTHERS CALL TOLL-FREE: (800) 607-0088
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

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